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                                   Exhibit 1

                     MML BAY STATE LIFE INSURANCE COMPANY

                        WRITTEN CONSENT TO ACTION TAKEN
                           WITHOUT AND IN LIEU OF A
                       MEETING OF THE BOARD OF DIRECTORS

Pursuant To Section 351.340(2) of the Missouri Revised Statutes, the undersigned, being all the directors of MML Bay State Life Insurance Company (the "Company"), hereby consent to the adoption of the following votes without the holding of a meeting of the Board of Directors:

       VOTED:

              That, pursuant to Section 376.309 of the Missouri Revised Statutes, the Company establish and maintain a separate investment account, to be known as "MML Bay State Variable Annuity Separate Account 1" ("Separate Account 1" or the "Separate Account"), for the purpose of investing payments received under variable annuity contracts issued by the Company (the "Variable Annuity Contracts"); that the assets of Separate Account 1 be invested in one or more of the series of either the MML Series Investment Fund or the Oppenheimer Variable Account Funds, as such funds now or hereafter may be constituted, and in such other investments as the Company may from time to time deem appropriate; that the income, if any, and gains and losses, realized or unrealized, on Separate Account 1 be credited to or charged against the amounts allocated to the Separate Account without regard to other income, gains or losses of the Company; that the Variable Annuity Contracts be drafted to provide that the assets of Separate Account 1 equal to the reserves and other contract liabilities with respect to the Separate Account shall not be chargeable with liabilities arising out of any other business the Company may conduct; that all necessary actions be taken to qualify, and maintain the qualification of, Separate Account 1 with appropriate governmental agencies or entities having jurisdiction thereof; and that additional investment divisions be added to Separate Account 1 from time to time to the extent that the Company deems it to be appropriate.

       VOTED FURTHER:

              That, with respect to the Variable Annuity Contracts, the Company establish and maintain, either in its General Investment Account or in Separate Account 1, a fixed account having a market value adjustment feature; and that all necessary actions be taken to qualify, and maintain the qualification of, said fixed account with appropriate governmental agencies or entities having jurisdiction thereof.


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VOTED FURTHER:

       That the Company's General Investment Account be and it hereby is authorized to provide initial capital to either Separate Account 1 or the fixed account segment of the General Investment Account, the amount thereof not to exceed $150,000.

/s/ Paul D. Adornato
-------------------------------
Paul D. Adornato

/s/ Stephen A. Hawkins
-------------------------------
Stephen A. Hawkins

/s/ Isadore Jermyn
-------------------------------
Isadore Jermyn

/s/ William T. McElmurray
-------------------------------
William T. McElmurray

/s/ Donald D. Cameron
-------------------------------
Donald D. Cameron

/s/ Douglas J. Jangraw
-------------------------------
Douglas J. Jangraw

/s/ John J. Libera, Jr.
-------------------------------
John J. Libera, Jr.

/s/ Jeanne M. Stamant
-------------------------------
Jeanne M. Stamant

/s/ Gary E. Wendlandt
-------------------------------
Gary E. Wendlandt



Dated:  January 14, 1994


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